FOR IMMEDIATE RELEASE



            CORECOMM LIMITED ANNOUNCES COMPLETION OF $360 MILLION OF
                              FINANCING COMMITMENTS

New York,  New York  (September  20,  2000) - CoreComm  Limited  (NASDAQ:  COMM)
announced today that it has received banking commitments which satisfy conditions that will allow the Company to close on a total of $360 million of financings which will fund, among other things, the acquisitions of ATX Telecommunications Services, Inc. and Voyager.net, Inc.

Barclay Knapp, Chief Executive, stated: "With these significant financing commitments in place, we remain on track to have our shareholders approve the acquisitions of ATX and Voyager later this week, and this fully funds the combined Company's plan in its current markets. We look forward to completing these acquisitions, and further developing the combined company into a major national telecommunications and Internet provider in the U.S."

In addition to the $310 million of financing which was previously announced, the Company has obtained a financing commitment for $50 million from The Chase Manhattan Bank in the form or a Senior Unsecured Credit Facility with a stated maturity in 2009. The ATX and Voyager acquisitions remain subject to usual closing conditions and provisions of the related agreements. It is expected that the acquisitions will close prior to the end of the third quarter.



For further information contact: Michael A. Peterson, Vice President - Corporate Development or Richard J. Lubasch, Senior Vice President - General Counsel at
(212) 906-8485